FORM 8-K

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2007

O. I. CORPORATION

(Exact name of registrant as specified in its charter)

Oklahoma	0-6511	73-0728053
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

151 Graham Road, P.O. Box 9010, College Station, Texas	77842-9010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (979) 690-1711

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registration under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than historical or current facts, including, without limitation, statements about our business strategy, plans and objectives of management and our future prospects, are forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from these expectations.

You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “continue” and other similar words. You should read statements that contain these words carefully because they discuss our future expectations, make projections of our future results of operations or financial condition, or state other “forward-looking” information. We believe that it is important to communicate our future expectations to investors. However, there may be events in the future that we are not able to accurately predict or control. Except as required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 21, 2007, William W. Botts voluntarily agreed to be placed on paid administrative leave from his position as President and Chief Executive Officer, and as a member of the Board of Directors, of O. I. Corporation. Mr. Botts will remain on administrative leave pending the results of the review of the company’s stock option practices discussed in Item 8.01 below. The Board of Directors appointed director Raymond E. Cabillot to succeed William W. Botts as Chairman of the Board of the company. In addition, the Board of Directors appointed J. Bruce Lancaster, the company’s Vice President and Chief Financial Officer, as corporate secretary to succeed Jane Smith, who has been placed on administrative leave pending the results of the stock option review.

O. I. Corporation further announced that on January 21, 2007, its Board of Directors appointed Richard WK Chapman, a member of the Board of Directors, as Acting Chief Executive Officer and appointed Donald P. Segers, the Vice President/General Manager of the company’s CMS subsidiary, as Acting President.

Dr. Chapman, 61, has served on the Board of Directors of O. I. Corporation since August 2001. Dr. Chapman was President, Chief Executive Officer, and Director of ThermoQuest Corporation from its inception in 1995 throughout its existence as a publicly traded company, ending in May 2000. From 1992 to 2000 he served as senior vice president of Thermo Instrument Systems, Inc., a public analytical instrumentation manufacturer. Dr. Chapman served as Chairman of the Board of Thermo BioAnalysis Corporation, a public company making products for biochemists, from 1995 to 1997. He also served as a Director of Thermo Cardio Systems, Inc., a public company making implantable cardiac assist devices from 1996 to 1997. In 2000, he became a managing partner with GlenRose Capital, LLC, a private equity firm. Currently, Dr. Chapman is on the board of two private companies.

Dr. Segers, 51, joined the company in July 1997 as a Senior Research Scientist. He was promoted to Program Manager in October 1998. In September 2000, he was promoted to General Manager, and in February 2001, he was named Vice President/General Manager. Before joining O. I., Dr. Segers was Program Manager of the Applied Physical Chemistry Group at Southern Research Institute.

Item 8.01 Other Events.

On January 22, 2007, O. I. Corporation announced that, at the request of its Board of Directors and its president and chief executive officer, it is conducting a voluntary internal review of the company’s historical stock option grants, stock option exercises and related option and compensation procedures and certain accounting matters. This review will be performed at the direction of a special committee of the company’s Board of Directors that is comprised of three independent directors, each of whom joined the board in 2006. The special committee has been given complete authority and all powers necessary to conduct this review. The special committee has also engaged outside legal counsel and other outside consultants to assist it in performing its duties. The company voluntarily disclosed to the Securities and Exchange Commission that it is undertaking this review and intends to fully cooperate with the SEC. The company expects to incur significant legal and professional fees associated with the independent committee’s review.

Because the review was only recently initiated and is ongoing, O. I. Corporation is currently unable to determine whether there are any accounting adjustments that may be required as a result of this review or the extent of any improper activities that might have occurred. The company will provide a public statement once its review is complete, or sooner if the company determines that such a statement would be warranted.

The company currently anticipates that this review should be completed before April 2, 2007, the due date for its Annual Report on Form 10-K for the year ended December 31, 2006 to be filed with the Securities and Exchange Commission. However, if the review uncovers any significant issues, then the company’s Annual Report on Form 10-K could be delayed until the completion of the review.

While the company undertakes this review, the Board of Directors has decided to suspend the company’s ongoing stock repurchase program. Following the completion of this review, the company will announce its intentions regarding the stock repurchase program.

A press release regarding these matters is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release of O. I. Corporation dated January 22, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

O. I. CORPORATION

Date: January 22, 2007

By:	/s/ Raymond E. Cabillot
Name:	Raymond E. Cabillot
Title:	Chairman of the Board